SCHEDULE 14A
                                 (Rule 14a-101)
                      INFORMATIOM REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                     Community Savings Bancshares, Inc.
------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)
------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------
     (5)  Total fee paid
------------------------------------------------------------------------------
     [ ]  Fee paid previously with preliminary materials.
------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
------------------------------------------------------------------------------
     (3)  Filing Party:
------------------------------------------------------------------------------
     (4)  Date Filed:
------------------------------------------------------------------------------




[COMMUNITY SAVINGS BANKSHARES, INC. LOGO]             PRESS RELEASE

_______________________________________________________________________

Shareholder Relations  P. O. Box 14547  North Palm Beach, FL
                            33408
                       (561) 881-2212
                  www.communitysavings.com
_______________________________________________________________________

          FOR IMMEDIATE RELEASE: September 10, 2001

               BankAtlantic Bancorp to Acquire
             Community Savings Bankshares, Inc.


     FORT LAUDERDALE, FL - September 10, 2001 - The boards of directors of BankAtlantic Bancorp ("BankAtlantic") (NYSE:
BBX), the parent company of BankAtlantic, and Community Savings Bankshares, Inc. ("Community" or "Community Savings") (NASDAQ: CMSV), the parent company of Community Savings, F.A., jointly announced today the execution of a definitive agreement for BankAtlantic Bancorp to acquire Community. In the transaction, Community shareholders will receive $19.00 per share in cash resulting in a transaction value of approximately $170 million. At June 30, 2001, Community had assets of $948 million, deposits of $670 million and operated 21 full-service offices located in Palm Beach, Martin, St. Lucie, and Indian River counties. Upon completion of the merger, BankAtlantic will be the largest financial institution headquartered in Florida with approximately $5.7 billion in assets, $3.1 billion in deposits and 82 branches located throughout Florida.

     "BankAtlantic has a rich history over the last five decades serving Florida's businesses, communities and its residents. The acquisition of Community is an ideal fit with BankAtlantic's business plan and vision for continued growth in Florida," said Alan B. Levan, Chairman of the Board and Chief Executive Officer of BankAtlantic. "Community's strong mortgage lending and residential construction franchise complements our core areas of expertise in commercial and real estate financing and our profile as the leading community bank in our markets. Its branch network expands our banking footprint in economically strong Palm Beach, St. Lucie, Martin and Indian River counties. These branches are in very close proximity to our four Levitt and Sons active adult communities and our two master-planned communities, presenting a greater opportunity for additional synergies. We are delighted with today's agreement and we are confident that it will help us strengthen our commitment to BankAtlantic's and Community's customers and markets."



     James B. Pittard, Jr., President and Chief Executive
Officer of Community, stated,  "We are delighted to join
forces with the BankAtlantic team.  The combined talent and
assets of BankAtlantic and Community will provide our
customers an expanded offering of competitive products and
services, a far greater selection of convenient banking
centers, a much broader ATM network and a very extensive
online banking service.   Both Community and BankAtlantic
have similar traditions, outlooks and goals -- we believe that this combination will greatly benefit our customers, employees and shareholders alike."

     The transaction is expected to close in the first quarter of 2002 and is subject to customary conditions including approval by the Office of Thrift Supervision and Community's shareholders. The agreement provides for the payment of fees and expenses in certain circumstances related to the termination of the agreement.

     BankAtlantic and Community will conduct an investor conference call on Monday, September 10, 2001 at 1:30 p.m. Eastern to elaborate on the strategic and financial
implications of the merger.   In the United States, the
phone number to call is 1-877-692-2596. International calls may be placed to 973-633-6740. A replay feature will be available beginning at approximately 3:00 p.m. on Monday, September 10th, through 5:00 p.m. on Friday, September 14th. To access the replay option, U.S. calls may be placed to 1-877-519-4471. International calls may be placed to 973-341-3080.

     Market and financial overview information on the transaction prepared by BankAtlantic may be obtained by visiting www.BusinessWire.com, or by contacting BankAtlantic
Investor Relations utilizing the contact info listed below.

     Lehman Brothers is acting as financial advisor to BankAtlantic, and Friedman, Billings, Ramsey and Co., Inc.
is acting as financial advisor to Community.

                         HIGHLIGHTS

* Creates a South Florida market footprint extending from Broward, Miami-Dade and southern Palm Beach counties, where BankAtlantic is concentrated, through northern Palm Beach, Martin, St. Lucie and Indian River counties, which are Community's markets. BankAtlantic also has a strong presence in Tampa and St. Petersburg, on the west coast of Florida.
* The Palm Beach MSA, where Community's principal operations are located, is expected to grow at twice the national average, with per capita income of more than 40% above the national average.
* The price represents a 31% premium over Community's September 7 closing price and a ratio of price to book value of 142% as of June 30, 2001.
* Depending on the exact method of financing, the transaction is expected to be at least neutral to 2002 GAAP earnings per share, and significantly accretive to 2003



     GAAP earnings per share. The transaction is expected to be immediately accretive to cash earnings per share.
* The companies have identified cost synergies of approximately $8.8 million, which should be realized during the first two years following closing. It is anticipated that the targeted cost savings would be primarily realized by consolidating duplicative back office operations and through attrition during the first two years following closing. BankAtlantic's expanded product mix and sales oriented banking model should minimize reductions in employment following the acquisition.
* The combined company is expected to record approximately $10 million in pre-tax acquisition-related charges and net pre-tax purchase accounting mark-to-market adjustments of approximately $12 million.
* A number of revenue opportunities are anticipated from new product introductions and the implementation of a combined strong sales culture.



ABOUT BANKATLANTIC BANCORP:

BANKATLANTIC BANCORP (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Corporation and Ryan, Beck & Co. Through its subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. Bankatlantic is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. LEVITT CORPORATION includes Levitt and Sons, Core Communities and Levitt Commercial. LEVITT AND SONS:
America's oldest homebuilder and first to build planned suburban communities, currently develops single-family homes in its active adult residential developments throughout Florida. CORE COMMUNITIES oversees operations at the St. Lucie West, FL development, and develops new master planned community environments in Florida and throughout the southeastern U.S. Master planned community, ST. LUCIE WEST has been ranked as the fastest growing community on Florida's Treasure Coast for the last seven consecutive years. LEVITT COMMERCIAL specializes in development, re-development, and joint venture opportunities in industrial, office and retail properties.
RYAN, BECK & CO. engages in underwriting, market making, distribution, and trading of equity and debt securities, money management and general securities brokerage, as well as consulting, research and financial advisory services to financial institutions and middle market companies.

For further information, please visit our websites:
BankAtlantic: BankAtlantic.com
Levitt and Sons: LevittandSons.com



Core Communities: StLucieWest.com
Levitt Commercial: LevittCommercial.com
Ryan, Beck and Co.: RyanBeck.com

  * Online banking products and services can be accessed directly through www.BankAtlantic.com.

  * If you would like to receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com.

BANKATLANTIC BANCORP CONTACT INFO:

Investor Relations, Leo Hinkley, Tel: (954) 760-5317, Fax:
(954) 760-5415, or InvestorRelations@BankAtlantic.com.
Corporate Communications and Media Relations, Sharon Lyn,
Tel: (954) 760-5402 or CorpComm@BankAtlantic.com.



ABOUT COMMUNITY SAVINGS BANKSHARES, INC.:

Community Savings Bankshares, Inc. (NASDAQ: CMSV), the parent holding company for Community Savings, F.A., has been part of south Florida since 1955, serving northern Palm Beach, Martin, St. Lucie and Indian River counties. Its well-situated branch network stretches from Lake Worth in central Palm Beach County, north to Vero Beach in Indian River County. Community Savings provides a wide variety of residential and consumer loan programs, short and long term savings products, checking accounts, safe deposit boxes, ATMs, and a host of other products and services.

For further information, please visit our website:
Community Savings: www.communitysavings.com

COMMUNITY SAVINGS BANKSHARES, INC. CONTACT INFO:

Investor Relations:
(561) 881-2212, Fax: (561) 881-4920,
Email: bankshares@communitysavings.com

James B. Pittard, Jr., President and Chief Executive Officer
Larry J. Baker, CPA, Senior Vice President and Chief Financial Officer Donna L. Sheppard, CPA, Vice President and Controller

Shareholder Relations: Deborah M. Rousseau, Vice President and Secretary



Community Savings Bankshares, Inc. will be filing relevant documents concerning the transaction with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Community Savings Bankshares, Inc. will be available free of charge from the Secretary of Community Savings Bankshares, Inc. at 660 U. S. Highway One, North Palm Beach, FL 33408, telephone (561) 881-2212. The directors and executive officers of Community Savings Bankshares, Inc. may be deemed to be participants in the solicitation of proxies. The direct or indirect interests of such participants, by security holding or otherwise, will be included in the proxy statement to be filed with the SEC. COMMUNITY SAVINGS BANKSHARES, INC. INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.
                            # # #
This presentation contains forward looking statements with respect to the financial condition, results of operations and business of BankAtlantic Bancorp, Inc. ("BBX") and Community Savings Bankshares, Inc. ("CMSV") and, assuming the consummation of the transaction, a combined BBX and CMSV, including statements relating to: (i) the cost savings and revenue enhancements and accretion to reported and cash earnings that will be realized from the merger; and
(ii) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve significant risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities: (i) the shareholders of CMSV do not approve the transaction, regulatory approval is not obtained, or for other reasons the transaction is not consummated; (ii) the expected cost savings from the merger cannot be fully realized or realized within the expected time; (iii) revenues following the merger are lower than expected; (iv) competitive pressure among depository institutions increase significantly; (v) the integration of the business of BBX and CMSV costs more, takes longer or is less successful than expected; (vi) the financing of the transaction is not obtained on satisfactory terms or at all; (vii) changes in the interest rate environment reduces interest margins;
(viii) general economic conditions, either nationally or in the market area in which the combined company will be doing business, are less favorable than expected; (ix) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and
(x) changes may occur in the securities market. Neither BBX nor CMSV assumes any obligation to update forward looking statements.



                                 MEMORANDUM


TO:		All Employees

FROM:           Jim Pittard

RE:		Merger with BankAtlantic


Community Savings and BankAtlantic Bancorp, Inc. issued a joint press release today announcing that the two companies have signed a Definitive Agreement to merge, with BankAtlantic Bancorp, Inc. being the surviving company. A copy of the press release is attached to this e-mail.

Q&A

Also attached to this e-mail is an employee Q&A that we have developed to answer some of your initial questions.

As you will see below, we have scheduled an all-employee meeting on Tuesday, September 11th to explain how this transaction affects you.

MANAGERS, SUPERVISORS, BANKING CONSULTANTS AND LOAN ORIGINATORS

You will be contacted on Monday morning and scheduled to attend a meeting in the North Palm Beach Board Room on Monday, September 10th. Those meetings are being scheduled very quickly so that you will have information available to respond to questions from your employees and customers. It is very important that you attend this meeting.

EMPLOYEE MEETING

We will be holding an all-employee meeting on Tuesday, September 11, 2001, promptly at 7 p.m. at The Embassy Suites PGA, 4350 PGA Boulevard, Palm Beach Gardens.

THIS IS A MEETING EXCLUSIVELY FOR THE EMPLOYEES OF COMMUNITY SAVINGS.

UNFORTUNATELY, WE CANNOT ALLOW FAMILIES OR OUTSIDE GUESTS.

At the all-employee meeting, Community Savings and BankAtlantic will provide you with information about BankAtlantic's organization.



You will be given an opportunity to ask questions about the merger.

Going forward, smaller group meetings will be scheduled so that BankAtlantic can explain its benefits package to you and answer your specific questions.

QUESTIONS

You will, no doubt, receive calls and questions from our customers. You are welcome to (and should) refer those calls, or your own personal questions, to any of the following staff members:

      Jim Pittard       881-4944          Larry Baker       881-4940
      Donna Sheppard    881-4939          Deb Rousseau      881-4945

Again, please plan to attend the employee meeting at 7 p.m. on Tuesday, September 11th.


















                    [COMMUNITY SAVINGS LOGO]

_______________________________________________________________________

                         EMPLOYEE Q&A

September 10, 2001

This document is intended only to provide answers to some of the frequently asked questions employees may have. It is not intended to provide full descriptions of benefit plans or programs, terms of eligibility, plan restrictions or employment policies. Since the questions and answers are intended for all employees, some might not be applicable to you.

WHAT IS HAPPENING?

Community Savings and BankAtlantic Bancorp, Inc. issued a joint press release today announcing that the two companies have signed a Definitive Agreement to merge, with BankAtlantic Bancorp, Inc. being the surviving company.

BankAtlantic will be acquiring Community Savings because we have done a good job of serving our market area and the combined branch networks will make the resulting organization a strong competitor in all the markets that both banks serve.

BankAtlantic was established in 1952 and is a strong, customer service driven, Florida-based savings bank.

WHY IS THIS MERGER HAPPENING?

BankAtlantic made a very attractive offer to purchase our stock ($19.00 per share in cash) and our Board of Directors agreed that accepting this offer is in everyone's best interest. The Board of Directors also believes that the BankAtlantic offer combines an excellent return to our shareholders (including our many employee shareholders) with a transaction that will provide significant benefits for our employees and our communities.

We believe BankAtlantic is a good selection for our employees because (with very limited exceptions) the market areas of Community Savings and BankAtlantic do not overlap, and our corporate cultures and philosophies are well matched.



In order to serve the current Community Savings market area, BankAtlantic currently plans to retain most of the Community Savings customer contact employees. Once final decisions are made regarding the staffing necessary for the combined organization, employees will be notified of the new structure and the anticipated timing. For those employees who will not be retained by BankAtlantic, the Board has negotiated a severance package, the details of which will be communicated in the near future.

Similarly, we believe that the BankAtlantic transaction is in the best interest of the communities we serve! The combined company will be almost $6 billion in assets, creating the largest Florida headquartered financial institution - and it will continue to be locally managed and operated. This will provide our customers with the advantages of a larger financial institution (higher loan limits, more products, etc.), and, at the same time, allow them to enjoy all of the advantages of local orientation and decision-making and the best in personal service. In many cases, the same employees will provide the local personalized service that our customers are accustomed to receiving (i.e. Community's current staff).

WHY BANKATLANTIC?

Here's a direct quote from BankAtlantic's Website
(www.bankatlantic.com) that confirms our Board of Directors' philosophy with this merger:

"The BankAtlantic story began in 1952 with the opening of a single office in downtown Fort Lauderdale. Over subsequent years, BankAtlantic helped fuel the tremendous growth of South Florida, and became a community and civic leader in the process.

BankAtlantic is now one of the largest and oldest financial institutions based in Florida. The firm has invested nearly half a century building its community branch network resulting in strong market share, one of the largest footprints, and the finest customer and client bases in Florida. It has tactically positioned its branches with a concentration in high growth communities including Fort
Lauderdale and Broward County, West Palm Beach, Boca Raton,
Palm Beach County, Miami-Dade County, and the Tampa Bay market."

BankAtlantic is a rapidly growing organization with over $4.8 billion in assets. That's almost FIVE times the size of Community Savings!

DOES BANKATLANTIC HAVE ANY BRANCHES IN OUR AREA?

Yes, but there is minimal branch overlap. In fact, only four of their offices have overlapping locations. Those are in North Palm Beach, Juno Beach, Jupiter and Tequesta.

The minimal overlap means that BankAtlantic will be faced with closing very few branches. This is another reason that the Board of Directors chose them as our merger partner. Of course, where there are overlaps, BankAtlantic is expected to keep open the better of the two locations.


















WHY IS THIS MERGER HAPPENING NOW?

Financial institutions everywhere are consolidating and Palm Beach County is no exception. Consolidation allows the customers of each institution to take advantage of the strengths of the other institution. Our Board of Directors feels that this merger is in the best interests of our customers, our employees AND our shareholders.

HOW WILL THE MERGER AFFECT THE EMPLOYEES OF COMMUNITY
SAVINGS?

First of all, we anticipate that the merger will not be complete until sometime during the first quarter of 2002. Between now and that time, BankAtlantic will be meeting with our employees and developing an organizational structure to match the large geographic coverage that this merger creates. This is important for you to understand: Community Savings will continue to operate as Community Savings for months to come and nothing will happen to you or your job as a direct result of the merger until at least the closing date, and for most of our employees, even the completion of the merger isn't expected to affect their jobs.

However, any merger causes position changes. What they will be, specifically, is impossible to know at this time, but BankAtlantic anticipates that communication with our employees will be frequent and timely. Remember that BankAtlantic is a much larger institution and that there are many advancement opportunities for quality employees within its organization. In the past, BankAtlantic has used hiring freezes and priority placement so that it can create openings to be filled by employees of banks it has acquired.

Job posting details, as well as information related to severance, will be announced in the very near future.

WHEN WILL I KNOW MORE?
_______________________________________________________________________

We have scheduled an all-employee meeting for Tuesday night -
September 11, 2001, at 7 p.m., at The Embassy Suites PGA,
4350 PGA Boulevard, Palm Beach Gardens.  PLEASE PLAN TO
ATTEND THIS MEETING!


THIS IS A MEETING EXCLUSIVELY FOR THE EMPLOYEES OF COMMUNITY
SAVINGS.  UNFORTUNATELY,  WE CANNOT ALLOW FAMILIES OR OUTSIDE
GUESTS.
_______________________________________________________________________




HOW WILL MY BENEFITS COVERAGE CHANGE?

Employees will be covered under their respective organization's benefit plans until the transaction is consummated. A thorough review process is in progress. When the review is completed, a timeline will be developed as to when any changes will occur. Any changes will be communicated.

WHAT IS THE SEPARATION PACKAGE?

The process for administering separation packages is still being reviewed. As the review is finalized, further communications will be made. Of course, this package will be available to you provided your position is eliminated as a result of the merger, assuming that you do not voluntarily quit ahead of time.

WHAT HAPPENS TO MY RETIREMENT SAVINGS PLANS?

A review process has begun. Transition teams from both organizations are reviewing all benefit plans. As that review is completed, a timeline will be developed as to when any changes are expected to occur and further decisions will be made and communicated.

WILL I STILL RECEIVE MY ANNUAL PERFORMANCE REVIEW AND MERIT
INCREASE?

Yes, the performance appraisal and merit review process will continue until further decisions are made and communicated.

HOW WILL TUITION REIMBURSEMENT BE HANDLED FOR REGULAR COLLEGE
CLASSES TOWARD DEGREES, FOR THOSE IN CERTIFICATION CLASSES
AND/OR FOR THOSE ENROLLED IN AMERICAN INSTITUTE OF BANKING
COURSES?

Decisions regarding tuition reimbursement have not been finalized. Until those decisions are finalized, the process will be handled as it is today.

WILL WE STILL COMPLETE THE CONVERSION TO THE FISERV VISION
SYSTEM IN OCTOBER OF THIS YEAR?

Yes!

WHAT DO I DO IF I HAVE A QUESTION?

BankAtlantic executive management will be making a presentation to you and will be answering your questions.



In addition, there will be a series of smaller group meetings to explain all of BankAtlantic's benefits. This will be the perfect forum for you to ask questions about your own personal concerns.

In fact, you are encouraged to e-mail your questions at any time to Feriel Hughes. She will forward the questions to BankAtlantic so that they can respond at the appropriate meeting(s).

IS THIS MERGER GOOD FOR OUR CUSTOMERS?

Yes! BankAtlantic has already established AN IMPORTANT PRESENCE IN OUR AREA. For example, one of their subsidiaries is the developer of St. Lucie West. This merger provides an extremely good fit for the customers of BOTH BankAtlantic and Community Savings.

BankAtlantic branches currently extend from Dade County to Northern Palm Beach County, with most of their Palm Beach
County branches being in the southern portion of the County.

Community Savings' branches are, of course, in northern Palm
Beach County and extend up the coastline into Martin, St.
Lucie and Indian River counties.

By offering our customers this larger service area, as well as the increased capacities of a combined and larger institution, combined with the comfort of the familiarity of the Community Savings employees, we believe BankAtlantic is A GOOD PARTNER for you, the depositors, and the borrowers.

Community Savings Bankshares, Inc. will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE SHAREHOLDERS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Community Savings Bankshares, Inc. will be available free of charge from the Secretary of Community Savings Bankshares, Inc. at 660 U.S. Highway One, North Palm Beach, Florida 33408, telephone (561) 881-2212. The directors and executive officers of Community Savings Bankshares, Inc. may be deemed to be participants in the solicitation of proxies. The direct or indirect interests of such participants, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC. In addition, you can review such information as set forth in Community Savings Bankshares, Inc.'s' proxy statement for the Annual Meeting of Shareholders held April 26, 2001 filed with the SEC on March 26, 2001. COMMUNITY SAVINGS BANKSHARES, INC. SHAREHOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Community Savings Bankshares, Inc. and BankAtlantic Bancorp public reports filed with the SEC.